Exhibit 99.1

For immediate release:	For more information, contact:
June 10, 2004	Donald L. Correll, President and CEO
Pennichuck Corporation
603-882-5191

PENNICHUCK TAKES NEXT LEGAL STEP AGAINST NASHUA

Legal Battles 'Just Beginning' in NH Superior Court,

Federal Court, and NH Public Utilities Commission

NASHUA, N.H. (June 10, 2004) - Pennichuck Corporation (NASDAQ: PNNW) today took another legal step in its fight against the city of Nashua's hostile takeover attempt.

The company today filed a motion in New Hampshire Superior Court asking for quick judicial action on its claim that the state's eminent domain law is unconstitutional. In a separate suit, Pennichuck is seeking damages of more than $5 million for violations of its civil rights in a case that is pending in U.S. District Court. At the same time, a proceeding is under way at the New Hampshire Public Utilities Commission, where Pennichuck is contesting Nashua's claim that taking all of the company's utility property is "in the public good."

"Our legal defense is being fought simultaneously on three fronts. These cases are just beginning, and we intend to continue our efforts to protect the interests of both our customers and our shareholders," said Donald L. Correll, president and chief executive officer.

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"The legal expenses for both sides are mounting, to the continued detriment of taxpayers and water customers, so we've asked the Superior Court for an expeditious ruling that will end Nashua's hostile takeover attempt of the assets of New Hampshire's oldest operating business," said Correll.

Today's filing in state Superior Court includes a request for a judgment that the City unreasonably delayed filing with the PUC for eminent domain and that the state eminent domain law is unconstitutional because it fails to provide for a jury trial and allows the city to walk away from the case at any time without penalty.

"This filing is just the first step in what could be years of legal actions and appeals," said Correll. "Although we are confident that the ultimate outcome will be in the company's favor, city leaders are forcing us to defend our rights and property, which we intend to continue doing with whatever legal actions and resources are necessary.

"We continue to be gratified by the outpouring of public sentiment in our favor, both from residents of Nashua and area towns. Unfortunately, their support has done little to sway Nashua leaders from blatantly abusing their governmental power and continuing to waste what could amount to millions of taxpayer dollars," Correll said.

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About Pennichuck Corporation

Pennichuck Corporation is a holding company located in Nashua, New Hampshire with three wholly owned operating subsidiaries involved in regulated water supply and distribution in Nashua and towns throughout southern and central New Hampshire; non-regulated, water-related services conducted through Pennichuck Water Service Company; and real estate management and development activities conducted through The Southwood Corporation.

Pennichuck Corporation is traded on the NASDAQ Stock Market under the symbol "PNNW." More information about Pennichuck is available at www.pennichuck.com.

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